February 20, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW.
Washington, D.C. 20549

Dear Sir/Madame:

We have read paragraphs (1), (2), (3), (4), (5) included in Item 4 in Form 8-K/A dated February 20, 2003, of Exten Industries, Inc. to be filed with the Securities and Exchange Commission. We are in agreement with paragraph (1) and with paragraph (3) and paragraph (5) insofar as it is related to our firm. We make no comments regarding paragraphs (2) and (4).

Very truly yours,

Swenson Advisors, LLP
An Accountancy Firm

San Diego, California